NEWS RELEASE

BlackBerry Appoints David Chaikof to its Board of Directors

Waterloo, Ontario – October 27, 2026 – BlackBerry Limited (NYSE: BB)(TSX: BB) announced today that it has appointed legal veteran and investment executive David Chaikof to its Board of Directors.

Mr. Chaikof is a former partner of Torys LLP and currently serves as a Senior Strategic Advisor at Osmington Inc., a Canadian private investment company. During his career at Torys, his practice focused on M&A, corporate governance, private equity and capital markets matters in Canada and the United States. He also served as managing partner of the firm’s New York office. While at Torys, Mr. Chaikof served as external counsel to BlackBerry for more than a decade, providing him with a longstanding understanding of the Company and its business. He also served as a director and Chair of Leitch Technology Corporation through its acquisition by Harris Corporation.

“We’re very pleased to welcome David to the BlackBerry Board,” said Dick Lynch, Board Chair. “David’s distinguished career as a trusted advisor to companies and boards, together with his extensive cross-border transaction experience and deep relationships in the business community, will be a great benefit to BlackBerry.”

"I’m honored to join the BlackBerry Board of Directors,” said Mr. Chaikof. “I have long admired BlackBerry’s reputation for security, trust and innovation, as well as its leadership position in mission-critical embedded software and secure communications. I look forward to working with my fellow directors and the leadership team to advance the Company’s growth strategy and help drive sustainable, long-term value for shareholders.”

Mr. Chaikof’s appointment builds on the significant refresh of the BlackBerry Board over the past several years, adding further experience and perspective aligned with the Company’s strategic priorities. With his appointment, the Board has increased in size from eight to nine directors, eight of whom, including Mr. Chaikof, are independent.
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About BlackBerry
BlackBerry (NYSE:BB)(TSX:BB) provides enterprises and governments the intelligent software and services that power the world around us. Based in Waterloo, Ontario, the company's high-performance foundational software enables major automakers and industrial giants alike to unlock transformative applications, drive new revenue streams and launch innovative business models, all without sacrificing safety, security, and reliability. With a deep heritage in Secure Communications, BlackBerry delivers operational resiliency with a comprehensive, highly secure, and extensively certified portfolio for mobile fortification, mission-critical communications, and critical events management.

Safe. Certified. Secure.
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